Exhibit 1.1

Execution Version

EQUITY DISTRIBUTION AGREEMENT

February 4, 2021

TABLE OF CONTENTS

Page

1.	Description of Shares	1

2.	Representations and Warranties	2

3.	Sale and Delivery of Shares	11

4.	Agreements	14

5.	Payment of Expenses	20

6.	Conditions to the Obligations of the Manager	20

7.	Indemnification and Contribution	22

8.	Termination	24

9.	Recognition of the U.S. Special Resolution Regimes	25

10.	Representations and Indemnities to Survive	25

11.	Notices	25

12.	Successors	26

13.	No Fiduciary Duty	26

14.	Integration	26

15.	Applicable Law	26

16.	Waiver of Jury Trial	26

17.	Counterparts	26

18.	Headings	26

19.	Definitions	26

Schedules and Annex

Schedule I
Schedule II Schedule III Schedule IV
Annex I

i

EQUITY DISTRIBUTION AGREEMENT

Triumph Group, Inc., a corporation organized under the laws of Delaware (the “Company”), confirms its agreement (this “Agreement”) with Citigroup Global Markets Inc. (the “Manager”) as set forth below.

The Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-251429) relating to securities, including the Shares (as defined herein) (the “Shelf Securities”), to be issued from time to time by the Company. The registration statement (including the respective exhibits thereto and the respective documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”), that are incorporated by reference therein), as amended to and including the date of this Agreement, including the information (if any) deemed to be part of the registration statement pursuant to Rule 430B under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”) as of the time of the first contract of sale for the Shares, and any registration statement filed to register the offer and sale of the Shares pursuant to Rule 462(b) of the rules and regulations adopted by the Commission, and including any new registration statement, post-effective amendment to such registration statement or new shelf registration statement as may have been filed pursuant to Section 4(c) of this Agreement, is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated December 17, 2020 filed as part of the Registration Statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter referred to as the “Base Prospectus”. “Prospectus Supplement” means the final prospectus supplement, relating to the Shares, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act, in the form furnished by the Company to the Manager in connection with the offering of the Shares. Except where the context otherwise requires, “Prospectus” means the Base Prospectus, as supplemented by the Prospectus Supplement and the most recent Interim Prospectus Supplement, if any. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act. As used herein, the terms “Registration Statement”, “Base Prospectus,” “Prospectus Supplement,” “Interim Prospectus Supplement” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement”, “amendment” and “amend”, as used herein with respect to the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement, the Prospectus or any free writing prospectus, shall include all documents subsequently filed by the Company with the Commission pursuant to the Exchange Act and incorporated by reference therein.

1. Description of Shares. The Company proposes to issue and sell through or to the Manager, as sales agent and/or principal, from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement, shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”) having an aggregate gross sales price of up to $150,000,000. For purposes of selling the Shares through the Manager, the Company hereby appoints the Manager as the exclusive agent of the Company for the purpose of soliciting purchases of the Shares from the Company pursuant to this Agreement and the Manager agrees to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the Shares on the terms and subject to the conditions stated herein. The Company agrees that whenever it determines to sell the Shares directly to the Manager as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement. Certain terms used herein are defined in Section 19 hereof.

2. Representations and Warranties. The Company represents and warrants to, and agrees with, the Manager at the Execution Time and on each such time the following representations and warranties are repeated or deemed to be made pursuant to this Agreement, as set forth below.

(a) The Company meets the requirements for use of Form S-3 under the Securities Act; the Registration Statement has become effective; and, on the original effective date of the Registration Statement and at each deemed effective date with respect to the Manager pursuant to Rule 430B(f)(2), the Registration Statement complied in all material respects with the requirements of the Securities Act; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose or pursuant to Section 8A of the Securities Act have been instituted or are pending before or, to the knowledge of the Company, threatened by the Commission. The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act) and the Company at the time the Registration Statement was initially filed was, and as of the date hereof is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement, and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement. The Registration Statement did not, as of any effective date, and does not, as of the date hereof, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. As of its date and at the Execution Time, each such time this representation is repeated or deemed to be made, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, the Prospectus, as amended and supplemented, if the Company shall have made any amendment or supplement thereto, does not and will not include an untrue statement of a material fact and does not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement, as of the date hereof, complies and the Prospectus complies, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder. The Registration Statement, the Base Prospectus and the Prospectus did not, as of each Effective Date, at the Execution Time, at each Applicable Time, at each Settlement Date, and at all times during which a prospectus is required by the Securities Act to be delivered (whether physically or through compliance with Rule 172 or any similar rule) in connection with any offer or sale of Shares, as then amended or supplemented by the Company, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any information included in any “issuer free writing prospectus” (as defined in Rule 433(h) under the Securities Act) used in connection with the offering of the Shares does not conflict with the information contained in the Registration Statement, including any prospectus or prospectus supplement that is part of the Registration Statement (including pursuant to Rule 430B under the Securities Act) and not superseded or modified and, when taken together with the Prospectus, as amended and supplemented, each such “issuer free writing prospectus”, as amended and supplemented, did not as of the Applicable Time, and will not as of the Settlement Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentences do not apply to statements in or omissions from the Registration Statement or the Prospectus based upon (A) written information furnished to the Company by the Manager expressly for use therein or (B) statements or omissions in that part of each Registration Statement which shall constitute the Statement of Eligibility of the Trustee under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), on Form T-1.

(b) The documents incorporated by reference in the Base Prospectus or the Prospectus pursuant to Item 12 of Form S-3 under the Securities Act, at the time they were filed with the Commission or hereafter, during the period mentioned in Section 4(a) hereof, are filed with the Commission, complied or will comply, as the case may be in all material respects with the requirements of the Exchange Act; and none of such documents contained any untrue statement of a material fact or omitted to state a material fact, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) Except as otherwise disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Prospectus: (i) there has been no material adverse change in (x) the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity, or (y) the ability of the Company to perform its obligations under this Agreement (any such material adverse change covered by clauses (x) or (y) is called a “Material Adverse Change”); (ii) there has been no development that could reasonably be expected to result in a Material Adverse Change; (iii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iv) none of the Company or any of its subsidiaries has (I) declared, paid or made any dividend or distribution of any kind on any class of capital stock except for payments to the Company or any of its subsidiaries by one of its subsidiaries, or (II) repurchased or redeemed any class of capital stock.

(d) The Company is not an “ineligible issuer” in connection with the offering of the Shares pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. The Company has not prepared, used or referred to, any free writing prospectus in connection with the offering of the Shares.

(e) The Common Stock is an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

(f) The Company has not entered into any other sales agency agreements or other similar arrangements with any agent or any other representative in respect of at-the-market offerings of the Shares in accordance with Rule 415(a)(4) of the Securities Act.

(g) Each of the Company and each Significant Subsidiary of the Company has been duly incorporated or formed, as applicable, and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations hereunder. Each of the Company and its Significant Subsidiaries is duly qualified as a foreign corporation or limited liability company, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All of the issued and outstanding capital stock or other ownership interest of each Significant Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Prospectus. The Company does not own or control, directly or indirectly, any material domestic corporation, association or other entity, other than the subsidiaries listed in Schedule I hereto.

(h) None of the Company or any of its Significant Subsidiaries is (i) in violation of its charter, bylaws or other constitutive document or (ii) in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument (each, an “Instrument”) to which the Company or any of its Significant Subsidiaries is a party or by which it or any of them may be bound, except, in the case of clause (ii) above, for such Defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. The execution, delivery and performance by the Company of this Agreement , the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby and the issuance and delivery of the Shares, and consummation of the transactions contemplated hereby and by the Prospectus (a) have been duly authorized by all necessary corporate or other action and will not result in any violation of the provisions of the charter, bylaws or other constitutive document of the Company or any of its Significant Subsidiaries, (b) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Significant Subsidiaries pursuant to, or require the consent of any other party (that has not yet been obtained or is not in full force and effect) to, any then-existing Instrument, except for such consents, conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change and (c) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any of its Significant Subsidiaries, except for any violation as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance by the Company of this Agreement , or the issuance and delivery of the Shares, or consummation of the transactions contemplated hereby and by the Prospectus, except (w) such as the Company is not required to have obtained or made as of the date hereof, but will be obtained or made within the proscribed period under applicable law or administrative regulation, (x) such as have been obtained (or in the case of a filing, made) and are in full force and effect, (y) as may be required by applicable state or foreign securities or blue sky laws in connection with the offering and sale of the Shares or (z) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Significant Subsidiaries.

(i) No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required for the valid authorization, execution and delivery by the Company of this Agreement, or the consummation of the transactions contemplated hereby, except (x) the filing of the Prospectus Supplement and the filing of a Form 8-K announcing this Agreement, (y) such as has been previously obtained or made by the Company and are in full force and effect and (z) such as may be required under the securities or “blue sky” or similar laws of the various states and of foreign jurisdictions or rules and regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(j) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(k) The Shares have been duly authorized for issuance by the Company and sale pursuant to this Agreement and such Shares, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and will not be subject to preemptive or other similar rights; and the Common Stock conforms in all material respects to the description thereof and to all statements relating thereto contained in the Prospectus.

(l) The consolidated financial statements, together with the related schedules and notes, incorporated by reference in the Prospectus present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such consolidated financial statements have been prepared in conformity in all material respects with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The statistical and market-related data and forward-looking statements included in the Prospectus are based on or derived from sources that the Company and its subsidiaries believe to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement and the Prospectus fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto. The other financial information included in the Registration Statement and the Prospectus has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly the information shown thereby; and all disclosures included in the Registration Statement and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of Commission) comply with Regulation G of the Exchange Act and Item 10 of Regulation S-K of the Securities Act, to the extent applicable.

(m) The Company and its subsidiaries have good and marketable title to the properties and assets reflected as owned in the financial statements referred to or incorporated by reference in the Prospectus, in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except for permitted liens, except as disclosed in the Prospectus and except such as do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such subsidiary, as applicable. The real property, improvements, equipment and personal property held under lease by the Company or any Significant Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made or proposed to be made of such real property, improvements, equipment or personal property by the Company or such Significant Subsidiary, as applicable.

(n) Except as disclosed in the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the knowledge of the Company, threatened (i) against or affecting the Company or any of its subsidiaries or (ii) which has as the subject thereof any property owned or leased by, the Company or any of its subsidiaries and any such action, suit or proceeding, would reasonably be expected to result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement.

(o) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the Company’s knowledge, threatened, against the Company or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries and (C) to the Company’s knowledge, no new union organizing activities taking place and (ii) with respect to the employees of the Company or any of its subsidiaries, there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(p) The Company and each of its subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies, including the Department of Defense (the “DOD”) and the Federal Aviation Administration (the “FAA”), necessary to own, lease and operate their properties and to conduct their respective businesses other than such certificates, authorizations or permits as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, and none of the Company or any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Change. The Company and its subsidiaries are presently conducting their respective businesses in compliance with the rules and regulations of the DOD and the FAA and all other material applicable laws, except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(q) Except (x) as described in the Prospectus or (y) as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change: (i) each of the Company and its subsidiaries and their respective operations and facilities are in compliance with, and not subject to any known liabilities under, applicable Environmental Laws, which compliance includes, without limitation, having obtained and being in compliance with any permits, licenses or other governmental authorizations or approvals, and having made all filings and provided all financial assurances and notices, required for the ownership and operation of the business, properties and facilities of the Company or its subsidiaries under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) none of the Company or any of its subsidiaries have received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (iii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company or any of its subsidiaries have received written notice, and no written notice by any person or entity alleging actual or potential liability on the part of the Company or any of its subsidiaries based on or pursuant to any Environmental Law pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries or any person or entity whose liability under or pursuant to any Environmental Law the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; (iv) none of the Company or any of its subsidiaries is conducting or paying for, in whole or in part, any investigation, response or other corrective action pursuant to any Environmental Law at any site or facility, nor is any of them subject or a party to any order, judgment, decree, contract or agreement which imposes any obligation or liability under any Environmental Law; (v) no lien, charge, encumbrance or restriction has been recorded pursuant to any Environmental Law with respect to any assets, facility or property owned, operated or leased by the Company or any of its subsidiaries; and (vi) there are no past or present actions, activities, circumstances, conditions or occurrences, including, without limitation, the Release or threatened Release of any Materials of Environmental Concern, that could reasonably be expected to result in a violation of or liability under any Environmental Law on the part of the Company or any of its subsidiaries, including without limitation, any such liability which the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

For purposes of this Agreement, “Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna. “Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, ordinances, codes, orders, decrees, judgments and injunctions issued, promulgated or entered thereunder, relating to pollution or protection of the Environment or human health, including without limitation, those relating to (i) the Release or threatened Release of Materials of Environmental Concern; and (ii) the manufacture, processing, distribution, use, generation, treatment, storage, transport, handling or recycling of Materials of Environmental Concern. “Materials of Environmental Concern” means any substance, material, pollutant, contaminant, chemical, waste, compound, or constituent, in any form, including without limitation, petroleum and petroleum products, subject to regulation as hazardous, toxic, a contaminant, a pollutant or words of similar meaning or which can give rise to liability under any Environmental Law. “Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.

(r) Ernst & Young LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules of the Company and its subsidiaries, as filed with the Commission and incorporated by reference in the Registration Statement, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(s) Each Prospectus Supplement and Interim Prospectus Supplement filed pursuant to Rule 424 under the Securities Act and included in the Prospectus complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(t) The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder). The Company is not, and after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described the Prospectus, will not be, an “investment company” within the meaning of the Investment Company Act.

(u) This Agreement will, upon execution and delivery thereof conform in all material respects to the descriptions thereof contained in the Prospectus.

(v) The Company and its subsidiaries, taken as a whole, maintain a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act) that complies with the requirements of the Exchange Act and is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses in the Company’s internal controls.

(w) The Company and its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries, taken as a whole, is made known to the chief executive officer and chief financial officer of the Company, or by others within the Company or its subsidiaries, as applicable, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the respective auditors and the Audit Committee of the Board of Directors of the Company have been advised of any known fraud, whether or not material, that involves management or other employees who have a role in the internal controls of the Company, and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(x) None of the Company or any of its subsidiaries, nor any of its or their directors or officers, nor, to the knowledge of the Company, (i) any agent, employee of the Company or any of its subsidiaries, or (ii) any affiliate or other person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that resulted or would result in a material violation by such persons of any provision of the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws (collectively, “Anti-Corruption Laws”), including, without limitation, (i) using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office or (iii) making, offering, agreeing, requesting or taking an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in contravention of Anti-Corruption Laws, and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates, have conducted their businesses in compliance in all material respects with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No part of the proceeds of the offering will be used, directly or indirectly, in violation of Anti-Corruption Laws, each as may be amended, or similar law of any other relevant jurisdiction, or the rules or regulations thereunder.

(y) Neither the Company nor any of its subsidiaries, nor to the Company’s knowledge any of its affiliates, has taken nor will take, directly or indirectly, any action designed to cause or result in, or which constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the shares of Common Stock to facilitate the sale or resale of the Shares (it being understood that the purchase of any Shares will not be deemed to constitute stabilization or manipulation of the price of the shares of Common Stock).

(z) The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(aa) Neither the Company nor any of its subsidiaries, directors, officers or employees, nor, to the knowledge of the Company, (i) any agent of the Company or any of its subsidiaries or (ii) any affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S.

Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”)); and the Company will not, directly or knowingly indirectly use the proceeds of the offering of the Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business in any Sanctioned Country or (iii) in any other manner that will result in a violation by any person participating in the transaction, whether as manager, agent, underwriter, initial purchaser, advisor, investor or otherwise of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, to the extent that such activities or business would be prohibited by Sanctions if conducted by a corporation in the United States or in a European Union member state.

(bb) Other than this Agreement, none of the Company or any of its subsidiaries is a party to any contract, agreement or understanding with any person that would give rise to a valid claim against any of them or the Manager for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(cc) No person has the right to require the Company or any of its subsidiaries to register any securities for sale under the Securities Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Shares or otherwise in connection with the transactions contemplated in this Agreement.

(dd) The Company and its Significant Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its Significant Subsidiaries as currently conducted. The Company and its Significant Subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of the Company, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Company and its Significant Subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(ee) The Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not reasonably be expected to result in a Material Adverse Change. Except as disclosed in the Prospectus, none of the Company or any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which would reasonably be expected to result in a Material Adverse Change.

(ff) The Company and its Significant Subsidiaries have filed all material necessary federal, state, local and foreign tax returns and have paid all material taxes required to be paid by any of them and, if due and payable, any related or similar material assessment, fine or penalty levied against any of them, except those which are being contested in good faith, and with respect to which adequate reserves have been established in accordance with generally accepted accounting principles (“GAAP”). The Company has made adequate charges, accruals and reserves in accordance with GAAP in the applicable consolidated financial statements referred to in Section 2(l) hereof in respect of all material federal, state, local and foreign income taxes for all periods as to which the tax liability of the Company or any of its subsidiaries has not been finally determined.

(gg) Each of the Company and its subsidiaries are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, without limitation, policies covering real and personal property owned or leased by the Company and its subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company does not have any reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not reasonably be expected to result in a Material Adverse Change. None of the Company or any Significant Subsidiary has been denied any material insurance coverage which it has sought or for which it has applied.

(hh) The Company and its subsidiaries and their respective officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(ii) Neither the Company nor any of its subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Shares to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(jj) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) the Company and its subsidiaries and any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder)) established or maintained by the Company, its subsidiaries or its ERISA Affiliates (as defined below) are in compliance in with ERISA; (ii) to the knowledge of the Company, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Company, its subsidiaries or an ERISA Affiliate has any liability or contributes (or has, within the six years preceding the date hereof, contributed or had an obligation to contribute) (a “Multiemployer Plan”) is in compliance with ERISA; (iii) each “employee benefit plan” established or maintained by the Company or its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code (as defined below) is so qualified and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would reasonably be expected to result in the loss of such qualification; and (iv) none of the Company or its subsidiaries or any of their ERISA Affiliates has incurred in the six years prior to the date hereof or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code (other than liability in the ordinary course with respect to the provision of continuation coverage under Section

4980B of the Code). “ERISA Affiliate” means, with respect to the Company or any of its subsidiaries as of the date hereof, any member of any group of corporations, trades or businesses or organizations described in Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which the Company or such subsidiary is a member. No “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred in the six years prior to the date hereof or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates as a result of the transactions contemplated by this Agreement.

(kk) Except as described in the Prospectus, no relationship, direct or indirect, exists between or among any of the Company or any of its Affiliates, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any of its Affiliates, on the other hand, which is required by the Exchange Act to be disclosed in an annual report on Form 10-K which is not so disclosed in the Prospectus.

(ll) Except as disclosed in the Registration Statement and the Prospectus, the authorized, issued and outstanding Common Stock of the Company as of the latest balance sheet date is as set forth in the balance sheet included in or incorporated by reference into the Prospectus and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and were not issued in violation of or subject to any preemptive or similar rights that entitle or will entitle any person to acquire any Shares from the Company upon issuance thereof by the Company.

(mm) The Company and its subsidiaries possess all licenses, sub-licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Prospectus, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Change; and except as described in the Prospectus, neither the Company nor any of its Significant Subsidiaries has received notice of any revocation or modification of any such license, sublicense, certificate, permit or authorization or has any reason to believe that any such license certificate, permit or authorization will not be renewed in the ordinary course.

Any certificate signed by any officer of the Company and delivered to the Manager or Manager’s Counsel (as defined below) in connection with this Agreement or any Terms Agreement shall be deemed a representation and warranty by (and only by) the Company, as to matters covered thereby, to the Manager.

3. Sale and Delivery of Shares

(a) Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to issue and sell Shares from time to time through the Manager, acting as sales agent, and the Manager agrees to use its commercially reasonable efforts to sell, as sales agent for the Company, the Shares on the following terms.

(i) The Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Manager on any day that (A) is a trading day for the New York Stock Exchange (the “NYSE”), (B) the Company, through any of the individuals listed as an authorized representative of the Company on Schedule II hereto (which such Schedule II may be amended by the Company from time to time by written notice to the Manager), has instructed the Manager by telephone or electronic mail, which order shall be confirmed promptly by the Manager (and accepted by the Company) by electronic mail to make such sales and (C) the Company has satisfied its obligations under Section 6 of this Agreement. The Company will designate the maximum amount of the Shares to be sold by the Manager daily as agreed to by the Manager (in any event not in excess of the amount available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold. Subject to the terms and conditions hereof, the Manager shall use commercially reasonable efforts consistent with its normal trading and sales practices to sell on a particular day all of the Shares designated for the sale by the Company on such day. The gross sales price of the Shares sold under this Section 3(a) shall be the market price for shares of the Company’s Common Stock sold by the Manager under this Section 3(a) on the NYSE at the time of sale of such Shares.

(ii) The Company acknowledges and agrees that (A) there can be no assurance that the Manager will be successful in selling the Shares, (B) the Manager will incur no liability or obligation to the Company or any other person or entity if it does not sell Shares for any reason other than a failure by the Manager to use commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required under this Agreement, and (C) the Manager shall be under no obligation to purchase Shares on a principal basis pursuant to this Agreement, except as otherwise specifically agreed by the Manager and the Company.

(iii) The Company shall not authorize the issuance and sale of, and the Manager shall not be obligated to use its commercially reasonable efforts to sell, any Share at a price lower than the minimum price therefor designated from time to time by the Company’s Board of Directors (the “Board”), or a duly authorized committee thereof, and notified to the Manager in writing.

(iv) The Manager hereby covenants and agrees not to make any sales of the Shares on behalf of the Company, pursuant to this Agreement, other than (A) by means of ordinary brokers’ transactions between members of the NYSE that qualify for delivery of a Prospectus to the NYSE in accordance with Rule 153 under the Securities Act and (B) such other sales of the Shares on behalf of the Company in its capacity as agent of the Company as shall be agreed by the Company and the Manager pursuant to a Terms Agreement.

(v) The compensation to the Manager for sales of the Shares with respect to which the Manager act as sales agent under this Agreement shall be up to 2.75% of the gross sales price of the Shares sold pursuant to this Section 3(a) (such compensation, the “Manager Compensation”) and payable as described in the succeeding subsection (vii) below. The foregoing rate of compensation shall not apply when the Manager acts as principal, in which case the Company may sell Shares to the Manager as principal at a price agreed upon at the relevant Applicable Time pursuant to a Terms Agreement.

(vi) The Manager shall provide written confirmation (which may be by facsimile or electronic mail) to the Company following the close of trading on the NYSE each day in which the Shares are sold under this Section 3(a) setting forth the number of the Shares sold on such day, the aggregate gross sales proceeds and the Net Proceeds (as defined below) to the Company, and the compensation payable by the Company to the Manager with respect to the sale of such Shares.

(vii) Settlement for sales of the Shares pursuant to this Section 3(a) will occur on the second business day following the date on which such sales are made (each such day, a “Settlement Date”), or on some other date that is agreed upon by the Company and the Manager in connection with a particular transaction. On each Settlement Date, the Shares sold through the Manager for settlement on such date shall be issued and delivered by the Company to the Manager against payment of the proceeds for the sale of such Shares. The amount of proceeds to be delivered to the Company on a Settlement Date against receipt of the Shares sold will be equal to (i) the aggregate offering price received by the Manager at which such Shares sold (the “Gross Proceeds”), after deduction for (A) the Manager Compensation, (B) any other amounts due and payable by the Company to the Manager hereunder pursuant to Section 5(a) hereof, and (C) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales (the “Transaction Fees”) (such net amount, the “Net Proceeds”) or (ii) the Gross Proceeds. In the event that the Manager delivers the Gross Proceeds to the Company at a Settlement Date, the amounts set forth in clauses (i)(A), (B) and (C) of the preceding sentence shall be set forth and invoiced in a periodic statement from the Manager to the Company and payment of such amounts shall be made promptly by the Company after its receipt thereof. Settlement for all such Shares shall be effected by free delivery of the Shares to the Manager’s account at The Depository Trust Company (“DTC”) in return for payments in same day funds delivered to the account designated by the Company. If the Company or its transfer agent (if applicable) shall default on its obligation to deliver the Shares on any Settlement Date, the Company shall (A) indemnify and hold the Manager harmless against any loss, claim or damage arising from or as a result of such default by the Company and (B) pay the Manager any commission to which it would otherwise be entitled absent such default. If the Manager breaches this Agreement by failing to deliver the aggregate gross sales proceeds less any Transaction Fees to the Company on any Settlement Date for the Shares delivered by the Company, the Manager will pay the Company interest based on the effective overnight federal funds rate on such unpaid amount less any compensation due to the Manager.

(viii) At each Applicable Time, Settlement Date and Representation Date (as defined in Section 4(k) and each Filing Date (as defined in Section 4(y)), the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement as if such representation and warranty were made as of such date, modified as necessary to relate to the Registration Statement and the Prospectus as amended as of such date. Any obligation of the Manager to use its commercially reasonable efforts to sell the Shares on behalf of the Company shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

(ix) Notwithstanding any other provision of this Agreement, the Company shall not request the sale of any Shares that would be sold, and the Manager shall not be obligated to sell or offer to sell, (1) during any period in which the Company’s insider trading policy, as it exists on the date of this Agreement or as otherwise amended from time to time, would prohibit the purchase or sale of Common Stock by persons subject to such policy, unless otherwise agreed by the Company and the Manager, or (2) during any other period in which the Company is, or could reasonably be deemed to be, in possession of material non-public information; provided, however, that if the Company wishes to offer or sell Shares to the Manager as sales agent at any time during such period, the Company shall file with the Commission, to the extent necessary, such material non-public information.

(x) The Company or the Manager may, upon notice to the other party hereto by telephone (confirmed promptly by electronic mail), suspend or terminate an offering of the Shares for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice.

(b) If the Company wishes to issue and sell the Shares pursuant to this Agreement but other than as set forth in Section 3(a) of this Agreement (each, a “Placement”), it will notify the Manager of the proposed terms of such Placement. If the Manager, acting as principal, wishes to accept such proposed terms (which it may decline to do for any reason in its sole discretion) or, following discussions with the Company wishes to accept amended terms, the Manager and the Company will enter into a Terms Agreement setting forth the terms of such Placement. The terms set forth in a Terms Agreement will not be binding on the Company or the Manager unless and until the Company and the Manager have each executed such Terms Agreement accepting all of the terms of such Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control.

(c) Each sale of the Shares to the Manager shall be made in accordance with the terms of this Agreement and, if applicable, a Terms Agreement, which will provide for the sale of such Shares to, and the purchase thereof by, the Manager. A Terms Agreement may also specify certain provisions relating to the reoffering of such Shares by the Manager. The commitment of the Manager to purchase the Shares pursuant to any Terms Agreement shall be deemed to have been made on the basis of the representations and warranties of the Company herein contained and shall be subject to the terms and conditions herein set forth. Each Terms Agreement shall specify the number of the Shares to be purchased by the Manager pursuant thereto, the price to be paid to the Company for such Shares, any provisions relating to rights of, and default by, managers acting together with the Manager in the reoffering of the Shares, and the time and date (each such time and date being referred to herein as a “Time of Delivery”) and place of delivery of and payment for such Shares. Such Terms Agreement shall also specify any requirements for opinions of counsel, accountants’ letters and officers’ certificates pursuant to Section 6 of this Agreement and any other information or documents required by the Manager.

(d) Under no circumstances shall the number and aggregate amount of the Shares sold pursuant to this Agreement and any Terms Agreement exceed (i) the aggregate amount set forth in Section 1, (ii) the number of shares of the Common Stock available for issuance under the currently effective Registration Statement or (iii) the number and aggregate amount of the Shares authorized from time to time to be issued and sold under this Agreement by the Board, or a duly authorized committee thereof, and notified to the Manager in writing. The Company shall have responsibility for maintaining records with respect to the aggregate number of Shares sold and for otherwise monitoring the availability of Shares for sale under the Registration Statement and for insuring that the aggregate number of Shares offered and sold does not exceed, and the price at which any Shares are offered or sold is not lower than, the aggregate number of Shares and the minimum price authorized from time to time by the Company’s board of directors or, if permitted by applicable law and the Company’s charter and by-laws, a duly authorized committee thereof.

(e) If either party has reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Shares, it shall promptly notify the other party and sales of the Shares under this Agreement and any Terms Agreement shall be suspended until that or other exemptive provisions have been satisfied in the judgment of each party.

(f) Notwithstanding any other provision of this Agreement the Company shall not request the sale of any Shares that would be sold, and the Manager shall not be obligated to sell, during any period in which the Company is, or could reasonably be deemed to be, in possession of material non-public information.

4. Agreements. The Company agrees with the Manager that:

(a) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, the Company will not file any amendment of the Registration Statement or supplement (including the Prospectus Supplement or any Interim Prospectus Supplement) to the Base Prospectus unless the Company has furnished to the Manager a copy for its review prior to filing and will not file any such proposed amendment or supplement to which the Manager reasonably objects unless the Company is advised by counsel that such amendment or supplement is required by law. The Company has properly completed the Prospectus, in a form approved by the Manager, and filed such Prospectus, as amended at the Execution Time, with the Commission pursuant to the applicable paragraph of Rule 424(b) by the Execution Time and will cause any supplement to the Prospectus to be properly completed, in a form approved by the Manager, and will file such supplement with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed thereby and will provide evidence satisfactory to the Manager of such timely filing. The Company will promptly advise the Manager (i) when the Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, during any period when the delivery of a prospectus (whether physically or through compliance with Rule 172 or any similar rule) is required under the Securities Act in connection with the offering or sale of the Shares, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. Notwithstanding the foregoing, the Company shall not be obligated to provide notice of or furnish copies of any report or statement filed with the Commission to the extent it is available on the Commission’s Electronic Data Gathering, Analysis, and Retrieval System. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its reasonable best efforts to have such amendment or new registration statement declared effective as soon as practicable. For the avoidance of doubt, supplements and amendments referred to in this Section 4(a) shall not include periodic reports required by the Exchange Act on Forms 10-K, 10-Q and 8-K (or any successor forms thereto).

(b) If, at any time on or after an Applicable Time but prior to the related Settlement Date or Time of Delivery, any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Company will (i) promptly notify the Manager so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to the Manager in such quantities as the Manager may reasonably request.

(c) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, any event occurs as a result of which the Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Prospectus, the Company promptly will (i) notify the Manager of any such event, (ii) prepare and file with the Commission, subject to the first sentence of paragraph (a) of this Section 4, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its reasonable best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Prospectus and (iv) supply any supplemented Prospectus to the Manager in such quantities as the Manager may reasonably request. References herein to the Registration Statement shall include such amended or new shelf registration statement.

(d) As soon as practicable, the Company will make generally available to its security holders and to the Manager an earnings statement or statements of the Company and its subsidiaries which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158.

(e) The Company will furnish to the Manager and Manager’s Counsel, without charge, signed copies of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Manager or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of the Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Manager may reasonably request. The Company will pay the expenses of printing or other production of all documents relating to the offering.

(f) The Company will arrange, if necessary, for the qualification of the Shares for sale under the laws of such jurisdictions as the Manager may designate and will maintain such qualifications in effect so long as required for the distribution of the Shares; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified, or to file any general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction where it is not now so subject.

(g) The Company agrees that, unless it has or shall have obtained the prior written consent of the Manager, and agrees with the Company that, unless it has or shall have obtained, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto. Any such free writing prospectus consented to by the Manager or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (i) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (ii) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(h) [Reserved]

(i) The Company will not (i) take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) sell, bid for, purchase or pay any person (other than as contemplated by this Agreement or any Terms Agreement) any compensation for soliciting purchases of the Shares.

(j) The Company will, at any time during any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, as supplemented from time to time, advise the Manager immediately after it shall have received notice or obtain knowledge thereof, of any information or fact that would alter or affect any opinion, certificate, letter and other document provided to the Manager pursuant to Section 6 herein.

(k) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and each time that (i) the Registration Statement or the Prospectus shall be amended or supplemented (other than an Interim Prospectus Supplement filed pursuant to Rule 424(b) pursuant to Section 4(y) of this Agreement or a prospectus supplement relating solely to the offering of securities other than the Shares), (ii) the Company files an annual report on Form 10-K under the Exchange Act or files its quarterly reports on Form 10-Q under the Exchange Act, (iii) the Company files a report on Form 8-K containing amended financial statements (other than an earnings release or other information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K) under the Exchange Act, (iv) the Shares are delivered to the Manager as principal at the Time of Delivery pursuant to a Terms Agreement or (v) otherwise as the Manager may reasonably request (such commencement or recommencement date and each such date referred to in (i), (ii), (iii) (iv) and (v) above, a “Representation Date”), the Company shall furnish or cause to be furnished to the Manager within two Business Days of the applicable Representation Date a certificate dated and delivered the date of such commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document or the Time of Delivery, as the case may be, in form and substance reasonably satisfactory to the Manager to the effect that the statements contained in the certificate referred to in Section 6(d) of this Agreement which were last furnished to the Manager are true and correct at the time of such commencement or recommencement, amendment, supplement, filing, or delivery, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(d), modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate. Notwithstanding the foregoing, the requirement to provide counsel opinions, certificates, comfort letters, documents and due diligence sessions under this Section 4 shall be automatically waived at a time which no offering of Shares under this Agreement is ongoing, no sales of Shares by the Manager is pending or no Terms Agreement in in effect, which waiver shall continue until the date the Company delivers an authorization by the Company to the Manager to sell Shares pursuant to this Agreement or any Terms Agreement. If the Company subsequently decides to sell Shares following a Representation Date when the Company relied on such waiver and did not provide the Manager with counsel opinions, certificates, comfort letters, documents and due diligence sessions under this Section 4, then before the Manager sells any Shares pursuant to this Agreement or a Terms Agreement, the Company shall cause the counsel opinions, certificates, comfort letters, documents and due diligence sessions that would be delivered on a Representation Date to be delivered.

(l) On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(k), the Company shall furnish or cause to be furnished forthwith to the Manager and to counsel to the Manager a written opinion and negative assurance letter of Skadden, Arps, Slate, Meagher & Flom LLP counsel to the Company (“Company Counsel”) or other counsel satisfactory to the Manager, each dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document or the Time of Delivery, as the case may be, in form and substance satisfactory to the Manager, of the same tenor as the opinions and negative assurance letter referred to in Section 6(b) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinions and negative assurance letter.

(m) On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(k), Simpson Thacher & Bartlett LLP, counsel to the Manager (“Manager’s Counsel”), shall deliver a written opinion and negative assurance letter, dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document, the Time of Delivery, or promptly upon such request, as the case may be, in form and substance satisfactory to the Manager, of the same tenor as the opinions referred to in Section 6(c) of this Agreement but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion and negative assurance letter.

(n) On the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(k), the Company shall cause Ernst & Young LLP, or other independent accountants satisfactory to the Manager forthwith (the “Accountants”), to furnish the Manager a letter, dated the date of commencement or recommencement, effectiveness of such amendment, the date of filing of such supplement or other document with the Commission, or the Time of Delivery, as the case may be, in form satisfactory to the Manager, of the same tenor as the letter referred to in Section 6(e) of this Agreement but modified to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter and, in each case, with a “cut-off date” no more than three days prior to the date of such letter.

(o) If applicable, on the initial Representation Date and thereafter within two Business Days of each subsequent Representation Date that the Company delivers a certificate pursuant to Section 4(k), the Company shall furnish the Manager a certificate of the Chief Financial Officer of the Company, dated and delivered the date of commencement or recommencement, effectiveness of such amendment, the date of filing with the Commission of such supplement or other document or the Time of Delivery, as the case may be, in form and substance satisfactory to the Manager, of the same tenor as the certificate referred to in Section 6(f) of this Agreement, but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such certificate.

(p) Upon commencement of the offering of the Shares under this Agreement (and upon the recommencement of the offering of the Shares under this Agreement following the termination of a suspension of sales hereunder), and at each Representation Date, and at such other times as the Manager shall reasonably request, the Company will conduct a due diligence session, in form and substance satisfactory to the Manager, which shall include representatives of the management and the independent accountants of the Company and in accordance with the Due Diligence Protocol attached hereto on Schedule IV. The Company shall cooperate timely with any reasonable due diligence request from or review conducted by the Manager or its agents from time to time in connection with the transactions contemplated by this Agreement, including, without limitation, providing information and available documents and access to appropriate corporate officers and the Company’s agents during regular business hours and at the Company’s principal offices, timely furnishing or causing to be furnished such certificates, letters and opinions from the Company, its officers and its agents, and participating in any other due diligence review or call as contemplated in the Due Diligence Protocol, as the Manager may reasonably request.

(q) The Company consents to the Manager trading in the Common Stock for the Manager’s own account and for the account of its clients at the same time as sales of the Shares occur pursuant to this Agreement or pursuant to a Terms Agreement.

(r) The Company will disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, the number of Shares sold through the Manager under this Agreement, the Net Proceeds to the Company and the compensation paid by the Company to the Manager with respect to sales of Shares pursuant to this Agreement during the relevant quarter.

(s) If to the knowledge of the Company, the conditions set forth in Section 6(a), 6(g) or 6(h) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Manager the right to refuse to purchase and pay for such Shares.

(t) Each acceptance by the Company of an offer to purchase the Shares hereunder, and each execution and delivery by the Company of a Terms Agreement, shall be deemed to be an affirmation to the Manager that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct as of the date of such acceptance or of such Terms Agreement as though made at and as of such date, and an undertaking that such representations and warranties will be true and correct as of the Settlement Date for the Shares relating to such acceptance or as of the Time of Delivery relating to such sale, as the case may be, as though made at and as of such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

(u) The Company shall ensure that there are at all times sufficient shares of Common Stock to provide for the issuance, free of any preemptive rights, out of its authorized but unissued shares of Common Stock or shares of Common Stock held in treasury, of the maximum aggregate number of Shares authorized for issuance by the Board pursuant to the terms of this Agreement. The Company will use its commercially reasonable efforts to cause the Shares to be listed for trading on the NYSE and to maintain such listing.

(v) During any period when the delivery of a prospectus relating to the Shares is required (including in circumstances where such requirement may be satisfied pursuant to Rule 172) to be delivered under the Securities Act, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the regulations thereunder.

(w) The Company shall cooperate with the Manager and use its reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of DTC.

(x) The Company will apply the Net Proceeds from the sale of the Shares in the manner set forth in the Prospectus.

(y) The Company will either (i) disclose in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, with regard to the relevant quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement, or (ii) on or prior to the earlier of (A) the date on which the Company shall file a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K in respect of any fiscal quarter in which sales of Shares were made by the Manager pursuant to this Agreement and (B) the date on which the Company shall be obligated to file such document referred to in clause (A) in respect of such quarter (each such date, and any date on which an amendment to any such document is filed, a “Filing Date”), the Company will file a prospectus supplement with the Commission under the applicable paragraph of Rule 424(b) (an “Interim Prospectus Supplement”), which prospectus supplement will set forth, with regard to such quarter, the number of the Shares sold by or through the Manager pursuant to this Agreement, the Net Proceeds to the Company and the compensation paid by the Company with respect to such sales of the Shares pursuant to this Agreement and deliver such number of copies of each such prospectus supplement to the NYSE as are required by such exchange.

5. Payment of Expenses.

(a) The Company agrees to pay the costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated hereby are consummated, including without limitation: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), the Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, the Prospectus, and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Shares; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Shares, including any stamp or transfer taxes in connection with the original issuance and sale of the Shares; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Shares; (v) the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE; (vi) any registration or qualification of the Shares for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such registration and qualification); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”) (including filing fees and the reasonable fees and expenses of counsel for the Manager relating to such filings); (viii) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Shares; (ix) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; (x) the reasonable documented out-of-pocket expenses of the Manager, including the reasonable fees, disbursements and expenses of counsel for the Manager in connection with this Agreement which shall not exceed $100,000 related to the establishment of the at the market program and $35,000 for each fiscal quarter in which sales were made, the Registration Statement the Prospectus and the Disclosure Package and ongoing services in connection with the transactions contemplated hereunder; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6. Conditions to the Obligations of the Manager. The obligations of the Manager under this Agreement and any Terms Agreement shall be subject to (i) the accuracy of the representations and warranties on the part of the Company contained herein as of the Execution Time, each Representation Date, and as of each Applicable Time, Settlement Date and Time of Delivery, (ii) the performance by the Company of its obligations hereunder and (iii) the following additional conditions:

(a) The Prospectus, and any supplement thereto, required by Rule 424 to be filed with the Commission have been filed in the manner and within the time period required by Rule 424(b) with respect to any sale of Shares; each Interim Prospectus Supplement, as applicable, shall have been filed in the manner required by Rule 424(b) within the time period required by Section 4(x) of this Agreement; any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) The Company shall have requested and caused the Company Counsel to furnish to the Manager, on every date specified in Section 4(l) of this Agreement, their opinions and negative assurance letter dated as of such date and addressed to the Manager, in form and substance satisfactory to the Manager.

(c) The Manager shall have received from Manager’s Counsel, on every date specified in Section 4(m) of this Agreement, such opinion or opinions, dated as of such date and addressed to the Manager, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) The Company shall have furnished or caused to be furnished to the Manager, on every date specified in Section 4(k) of this Agreement, a certificate of the Company, signed by the President or Chief Financial Officer of the Company, dated as of such date, to the effect that the signer of such certificate have carefully examined the Registration Statement, the Disclosure Package and the Prospectus and any supplements or amendments thereto and this Agreement and that:

(i) the representations and warranties of the Company in this Agreement are true and correct on and as of such date with the same effect as if made on such date and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Company’s knowledge, threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package, there has been no material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Prospectus.

(e) The Company shall have requested and caused the Accountants to have furnished to the Manager, on every date specified in Section 4(n) hereof and to the extent requested by the Manager in connection with any offering of the Shares, letters (which may refer to letters previously delivered to the Manager), dated as of such date, in form and substance satisfactory to the Manager, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package and, in each case, with a “cut-off date” no more than three days prior to the date of such letter.

(f) If applicable, the Company shall have furnished to the Manager, on every date specified in Section 4(o) hereof and to the extent requested by the Manager in connection with any offering of the Shares, a certificate of the Chief Financial Officer of the Company, dated as of such date, in form and substance satisfactory to the Manager, providing “management comfort” with respect to the financial statements and certain financial information included or incorporated by reference in the Registration Statement, the Prospectus and the Disclosure Package.

(g) Since the respective dates as of which information is disclosed in the Registration Statement, the Disclosure Package and the Prospectus, except as otherwise stated therein, there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Manager, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto).

(h) The Company shall have paid the required Commission filing fees relating to the Shares within the time period required by Rule 456(b)(1)(i) of the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b).

(i) FINRA shall not have raised any objection with respect to the fairness and reasonableness of the terms and arrangements under this Agreement.

(j) The Shares shall have been listed and admitted and authorized for trading on the NYSE, and satisfactory evidence of such actions shall have been provided to the Manager, to the extent this Agreement and the transactions contemplated hereunder require the filing of a Supplemental Listing Application with the NYSE.

(k) Prior to each Settlement Date and Time of Delivery, as applicable, the Company shall have furnished to the Manager such further information, certificates and documents as the Manager may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Manager and counsel for the Manager, this Agreement and all obligations of the Manager hereunder may be canceled at, or at any time prior to, any Settlement Date or Time of Delivery, as applicable, by the Manager. Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Simpson Thacher & Bartlett LLP, counsel for the Manager, at 425 Lexington Avenue, New York, NY 10017 on each such date as provided in this Agreement.

7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Manager, its affiliates, directors, officers and employees and each person who controls the Manager within the meaning of either the Securities Act or the Exchange Act against any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable legal fees and other expenses), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement for the registration of the Shares as originally filed or in any amendment thereof, or in the Base Prospectus, the Prospectus Supplement, any Interim Prospectus Supplement, the Prospectus, or any Issuer Free Writing Prospectus or in any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by the Manager specifically for inclusion therein. This indemnity agreement will be in addition to any liability that the Company may otherwise have. The Company acknowledges that the name and contact information of the Manager in the Prospectus Supplement and the Prospectus constitute the only information furnished in writing by or on behalf of the Manager for inclusion in the Prospectus Supplement, the Prospectus, any Interim Prospectus Supplement or any Issuer Free Writing Prospectus (such information, the “Manager Information”).

(b) The Manager agrees to indemnify and hold harmless the Company, each of its directors, officers and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Manager, but only with reference to the Manager Information. This indemnity agreement will be in addition to any liability which the Manager may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent that it is not materially prejudiced (through the forfeiture by the indemnifying party of substantial rights or defenses) as a result of such failure and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable and documented fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified party), (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent: (i) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party. The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Manager agree to contribute to the aggregate losses, claims, damages, liabilities and expenses (including reasonable legal fees and other expenses in connection with investigating or defending the same) (collectively “Losses”) to which the Company and the Manager may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Manager on the other from the offering of the Shares. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Manager severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and of the Manager on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Manager shall be deemed to be equal to the total underwriting discounts and commissions, in each case as determined by this Agreement or any applicable Terms Agreement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Manager on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Manager agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), in no event shall the Manager be required to contribute any amount in excess of the amount by which the underwriting discount or commission, as the case may be, actually received by the Manager, in each case, as determined by this Agreement or any applicable Terms Agreement, exceeds the amount of any damages that the Manager has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7, each person who controls the Manager within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee, affiliate and agent of the Manager shall have the same rights to contribution as the Manager, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

8. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) if Shares have been sold through the Manager for the Company, then Section 4(t) shall remain in full force and effect, (ii) with respect to any pending sale, through the Manager for the Company, the obligations of the Company, including in respect of compensation of the Manager, shall remain in full force and effect notwithstanding the termination and (iii) the provisions of Sections 2, 5, 7, and 9 through 19 of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) The Manager shall have the right, by giving written notice as hereinafter specified, to terminate the provisions of this Agreement relating to the solicitation of offers to purchase the Shares in its sole discretion at any time. Any such termination shall be without liability of any party to any other party except that the provisions of Sections 2, 5, 7, and 9 through 19, of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) This Agreement shall remain in full force and effect until February 4, 2022 unless earlier terminated pursuant to Sections 8(a) or (b) above or otherwise by mutual agreement of the parties or upon settlement of the sale of all Shares in the aggregate in one or more offerings; provided that any such termination by mutual agreement shall in all cases be deemed to provide that Sections 2, 5, 7, and 9 through 19 shall remain in full force and effect.

(d) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Manager or the Company, as the case may be. If such termination shall occur prior to the Settlement Date or Time of Delivery for any sale of the Shares, such sale shall settle in accordance with the provisions of Section 3(a)(vii) of this Agreement.

(e) In the case of any purchase of Shares by the Manager pursuant to a Terms Agreement, the obligations of the Manager pursuant to such Terms Agreement shall be subject to termination, in the absolute discretion of the Manager, by notice given to the Company prior to the Time of Delivery relating to such Shares, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the NYSE or trading in securities generally on the NYSE or Nasdaq shall have been suspended or limited or minimum prices shall have been established on either of such exchanges, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Manager, impractical or inadvisable to proceed with the offering or delivery of the Shares as contemplated by the Prospectus (exclusive of any amendment or supplement thereto).

9. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that the Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Manager of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Manager becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Manager are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Manager set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by the Manager or the Company or any of the officers, directors, employees, affiliates, agents or controlling persons referred to in Section 7 hereof, and will survive delivery of and payment for the Shares.

11. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Manager, will be mailed, delivered or telefaxed and confirmed to Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY, 10013, Attention: General Counsel, (facsimile: (646) 291-1469), with a copy to Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, Attention: Lesley Peng, Esq., (facsimile: (212) 455-2502) or, if sent to the Company, will be mailed, delivered or telefaxed and confirmed to Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, PA

19312, Attention: General Counsel, (facsimile: (610) 251-1000), with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, NY 10001, Attention: Michael J Zeidel, Esq. (facsimile: (917) 777-3259).

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

13. No Fiduciary Duty. The Company hereby acknowledges that (a) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Manager and any affiliate through which it may be acting, on the other, (b) the Manager is acting solely as sales agent and/or principal in connection with the purchase and sale of the Company’s securities and not as a fiduciary of the Company and (c) the Company’s engagement of the Manager in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether the Manager has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Manager has rendered advisory services of any nature or respect, or owes an agency, fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

14. Integration. This Agreement and any Terms Agreement supersede all prior agreements and understandings (whether written or oral) between the Company and the Manager with respect to the subject matter hereof.

15. Applicable Law. This Agreement and any Terms Agreement and any claim, controversy or dispute relating to or arising from this Agreement and any Terms Agreement, will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16. Waiver of Jury Trial. The Company hereby irrevocably waives to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

17. Counterparts. This Agreement and any Terms Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement and any Terms Agreement or any document to be signed in connection with this Agreement or any Terms Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

18. Headings. The section headings used in this Agreement and any Terms Agreement are for convenience only and shall not affect the construction hereof.

19. Definitions. The terms that follow, when used in this Agreement and any Terms Agreement, shall have the meanings indicated.

“Applicable Time” shall mean, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement or any relevant Terms Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Default Right” shall mean default right as defined and interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Prospectus Supplement, (iii), the most recently filed Interim Prospectus Supplement, if any, (iv) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, (v) the public offering price of Shares sold at the relevant Applicable Time and (vi) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Interim Prospectus Supplement” shall mean any prospectus supplement relating to the Shares prepared and filed pursuant to Rule 424(b) from time to time as provided by Section 4(y) of this Agreement.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Rule 158”, “Rule 163”, “Rule 164”, “Rule 172”, “Rule 405”, “Rule 415”, “Rule 424”, “Rule 430B” and “Rule 433” refer to such rules under the Securities Act.

“Significant Subsidiary” means each of the subsidiaries listed in Schedule I hereto.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the Manager.

Very truly yours,

TRIUMPH GROUP, INC.

By:	/s/ James F. McCabe, Jr.
Name:	James F. McCabe, Jr.
Title:	Senior Vice President and Chief Financial Officer

Signature Page

The foregoing Agreement is hereby confirmed and accepted as of the date first written above.

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Kevin Cox
Name:	Kevin Cox
Title:	Co-Head North American Banking, Capital Markets, and Advisory

Signature Page

SCHEDULE I

Significant Subsidiaries of Triumph Group, Inc.

Company Name	State of Formation
HT Parts, L.L.C.	Delaware
Nu-Tech Brands, Inc.	Delaware
The Triumph Group Operations, Inc.	Delaware
Triumph Accessory Services – Grand Prairie, Inc.	Delaware
Triumph Actuation Systems – Connecticut, LLC	Delaware
Triumph Actuation Systems – Valencia, Inc.	Delaware
Triumph Actuation Systems – Yakima, LLC	Delaware
Triumph Actuation Systems, LLC	Delaware
Triumph Aerospace Systems Group, LLC	Delaware
Triumph Aerostructures – Tulsa, LLC	Delaware
Triumph Aerostructures Holdings, LLC	Delaware
Triumph Aerostructures, LLC	Delaware
Triumph Aftermarket Services Group, LLC	Delaware
Triumph Airborne Structures, LLC	Arkansas
Triumph Aviations Inc.	Pennsylvania
Triumph Brands, Inc.	Delaware
Triumph Composite Systems, Inc.	Delaware
Triumph Controls, LLC	Delaware
Triumph Engine Control Holdings, Inc.	Delaware
Triumph Engine Control Systems, LLC	Delaware
Triumph Engineered Solutions, Inc.	Delaware
Triumph Engineering Services, Inc.	Delaware
Triumph Fabrications – Orangeburg, Inc.	Illinois
Triumph Gear Systems – Macomb, Inc.	Michigan
Triumph Gear Systems, Inc.	Delaware
Triumph Group Acquisition Corp.	Delaware

Schedule I - 1

Company Name	State of Formation
Triumph Group Acquisition Holdings, Inc.	Delaware
Triumph Instruments – Burbank, Inc.	Delaware
Triumph Insulation Systems, LLC	Nevada
Triumph Integrated Aircraft Interiors, Inc.	Delaware
Triumph Investment Holdings, Inc.	Nevada
Triumph Structures – Kansas City, Inc.	Missouri
Triumph Structures – Wichita, Inc.	Delaware
Triumph Thermal Systems – Maryland, Inc.	Delaware
Triumph Thermal Systems, LLC	Delaware
Triumph Turbine Services, Inc.	Delaware
VAC Industries, Inc.	Delaware

Schedule I - 2

SCHEDULE II

Authorized Company Representatives

Chief Executive Officer

Chief Financial Officer

Treasurer

Schedule II - 1

SCHEDULE III

Schedule of Free Writing Prospectuses included in the Disclosure Package

None

Schedule III - 1

SCHEDULE IV

Due Diligence Protocol

Set forth below are guidelines for use by the Company and the Manager in connection with the Manager’s continuous due diligence efforts in connection with the sale and distribution of the Shares pursuant to the Agreement. For the avoidance of doubt, the Company has agreed that no sales under the Agreement will be requested or made at any time the Company is, or could be deemed to be, in possession of material non-public information with respect to the Company.

1.

On or immediately prior to each Representation Date, in addition to the documents provided pursuant to Section 4 of the Agreement, the Manager expects to conduct a bring-down due diligence call with the appropriate business, financial and legal representatives of the Company.

2.

On the date of or promptly after the Company’s management report becomes available for a given month, the Manager expects to conduct a bring-down due diligence call with the appropriate business, financial, accounting and legal representatives of the Company and that the Company shall provide the certificate referred to in Section 4(k) of the Agreement.

3.

In the event that the Company requests the Manager to sell on any one Trading Day an amount of Shares that would be equal to or greater than 15% of the average daily trading volume (calculated based on the most recent three completed Trading Days) of the Company’s common stock, the Manager expects to conduct a bring-down due diligence call with the appropriate business, financial, accounting and legal representatives of the Company and that the Company shall provide the certificate referred to in Section 4(k) of the Agreement.

The foregoing is an expression of current intent only, and shall not in any manner limit the Manager’s rights under the Agreement, including the Manager’s right to require such additional due diligence procedures as the Manager may reasonably request pursuant to the Agreement.

Schedule IV - 1

ANNEX I

TRIUMPH GROUP, INC.

Common Stock

TERMS AGREEMENT

            , 20

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY, 10013

Dear Ladies and Gentlemen:

Triumph Group, Inc. (the “Company”) proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated February 4, 2021 (the “Equity Distribution Agreement”), between the Company and Citigroup Global Markets Inc. (the “Manager”), to issue and sell to the Manager the securities specified in the Schedule I hereto (the “Purchased Shares”).

Each of the provisions of the Equity Distribution Agreement not specifically related to the solicitation by the Manager, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement and the Time of Delivery, except that each representation and warranty in Section 2 of the Equity Distribution Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Equity Distribution Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement and the Time of Delivery in relation to the Prospectus as amended and supplemented to relate to the Purchased Shares.

An amendment to the Registration Statement (as defined in the Equity Distribution Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Shares, in the form heretofore delivered to the Manager is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Equity Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Manager and the latter agrees to purchase from the Company the number of shares of the Purchased Shares at the time and place and at the purchase price set forth in the Schedule I hereto.

Annex I - 1

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Equity Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between the Manager and the Company.

TRIUMPH GROUP, INC.

By:
Name:
Title:

ACCEPTED as of the date first written above.

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

Annex I - 2

Schedule I to the Terms Agreement

[Form of Terms Agreement]

Title of Purchased Shares:	Common Stock, par value $0.001 per share

Number of Shares of Purchased Shares:

Price to Public:

Purchase Price by the Manager:

Method of and Specified Funds for Payment of Purchase Price:	By wire transfer to a bank account specified by the Company in same day funds.

Method of Delivery:	Free delivery of the Shares to the Manager’s account at The Depository Trust Company in return for payment of the purchase price.

Time of Delivery:

Closing Location:

Documents to be Delivered:	The following documents referred to in the Equity Distribution Agreement shall be delivered as a condition to the closing at the Time of Delivery:

(1) The opinion and letter referred to in Section 4(l).

(2) The opinion and letter referred to in Section 4(m).

(3) The letter referred to in Section 4(n).

(4) The CFO’s certificate referred to in Section 4(o).

(5) Such other documents as the Manager shall reasonably request.

Annex I - 3